Exhibit 99.1

Industrial Services of America, Inc.

Announces Substantial Improvement in Financial Performance

LOUISVILLE, KY (August 9, 2017) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-Q for the quarter ended June 30, 2017.

The Company reported a net loss of $648 thousand for the six months ended June 30, 2017 compared to a net loss of $2,052 thousand for the six months ended June 30, 2016.  Further, the Company reported positive Adjusted EBITDA of $907 thousand during the six months ended June 30, 2017, which marks a substantial improvement compared to the Adjusted EBITDA loss of $397 thousand during the six months ended June 30, 2016.  This improvement in operating performance was due in part to the successful start-up of the Company’s auto shredder and largely due to improvements in pricing and volumes in the scrap metal commodity markets from 2016 to 2017.

The Company reported a net loss of $377 thousand for the three months ended June 30, 2017 compared to a net loss of $627 thousand for the three months ended June 30, 2016.  Further, the Company reported positive Adjusted EBITDA of $411 thousand during the three months ended June 30, 2017, which marks an improvement compared to the positive Adjusted EBITDA of $293 thousand during the three months ended June 30, 2016.  This improvement in operating performance was primarily due to the successful start-up of the Company’s auto shredder as well as improvements in pricing and volumes in the scrap metal commodity markets from 2016 to 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Revenue	$13,560	$10,121	$26,571	$16,119
Net loss	$(377)	$(627)	$(648)	$(2,052)
Adjusted EBITDA	$411	$293	$907	$(397)

Todd Phillips, President and Chief Financial Officer of ISA commented, “We restarted the Company’s auto shredder in late May and are very pleased with the initial financial results from the shredder.  Additionally, Adjusted EBITDA for the three months ended June 30, 2017 as compared to the same period for 2016 improved by 40% despite costs associated with the shredder start up and the limited time period in which the shredder operated.”

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Non-GAAP Measures

The information provided above in this release includes certain non-GAAP financial measures as defined under SEC rules.  In accordance with SEC rules, the Company has provided, in the supplemental information below, a reconciliation of those measures to the most directly comparable GAAP measures.  To provide additional information regarding the Company's results, the Company has disclosed in this press release Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America.  The Company defines Adjusted EBITDA as net income (loss) excluding depreciation and amortization, share-based compensation expense, interest expense, including loan fee amortization, gain on sale of assets, and other income (expense), net, and income tax provision. The Company has included Adjusted EBITDA as a supplemental financial measure in this press release as it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. Adjusted EBITDA is also used in certain covenants contained in the Company’s credit agreement.  However, use of Adjusted EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP, including net income (loss), gross profit, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP. The following table presents the reconciliation between net loss and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Reconciliation from net loss to Adjusted EBITDA
Net loss	$(377)	$(627)	$(648)	$(2,052)
Depreciation and amortization	560	569	1,135	1,119
Share-based compensation expense	27	200	59	336
Interest expense, including loan fee amortization	202	114	385	173
Gain on sale of assets	-	-	(28)	-
Other (income) expense, net	(1)	(2)	(3)	(13)
Income tax provision	-	39	7	40
Total net adjustments	788	920	1,555	1,655
Adjusted EBITDA	$411	$293	$907	$(397)

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.